February 09, 2000



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached Schedule
13G amendment.

Sincerely,



Calvin S. Koonce



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Schedule 13G/A

(Amendment No. 4 )

VSE CORPORATION

IRS NUMBER 540649263

COMMON STOCK

CUSIP  918284100



ITEM #1
	NAME OF REPORTING PERSON
	S.S. OR IRS NUMBER OF ABOVE PERSON

				Calvin Scott Koonce
				###-##-####


ITEM #2

	NOT APPLICABLE



ITEM #3
	SEC USE ONLY



ITEM #4
	CITIZENSHIP OF PLACE OF ORGANIZATION

			US/Maryland



ITEM #5
	SOLE VOTING POWER

			433,611



ITEM #6
	SHARED VOTING POWER

			2500


ITEM #7
	SOLE DISPOSITIVE POWER

			433,611


ITEM #8
	SHARED DISPOSITIVE POWER

			2500


ITEM #9
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			436,111


ITEM #10

		NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

			19.94%


ITEM #12
	TYPE OF REPORTING PERSON

		IN/IA

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/	Calvin S. Koonce

February 09,2000